Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated April 22, 2025, with respect to the financial statements of Roth CH Holdings, Inc. included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Morristown, NJ

September 10, 2025